Exhibit 1

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below. The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

Date: April 6, 2023

BBAI ULTIMATE HOLDINGS, LLC

By:	/s/ Jeffrey Hart
Name: Jeffrey Hart
Title: Vice President and Secretary

AE BBAI AGGREGATOR, LP

By: AE BBRED GP, LLC
Its: General Partner

By:	/s/ Kirk Konert
Name: Kirk Konert
Title: President

AEROEQUITY GP, LLC

By:	/s/ Michael R. Greene
Name: Michael R. Greene
Title: Managing Member

By:	/s/ Michael R. Greene
Name: Michael R. Greene

By:	/s/ David H. Rowe
Name: David H. Rowe